Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Y. Tristan Kuo	Mr. Crocker Coulson, President
CFO	CCG Investor Relations
China Biologic Products, Inc.	Tel: +1-646-213-1915 (NY office) or
Tel: +86-538-6202206	Mr. Gary Chin, Tel: +1-646-213-1909
Email: IR@chinabiologic.com	Email: crocker.coulson@ccgir.com
www.chinabiologic.com	www.ccgirasia.com

For Immediate Release

China Biologic Products Announces Strong 2008 Results

Tai’an, Shandong Province, PRC – April 1, 2009 – China Biologic Products, Inc. (CBPO.OB) (“China Biologic” or the “Company”), one of the leading plasma-based pharmaceutical companies in the People’s Republic of China (“PRC”), reported financial results for the year ended December 31, 2008.

2008 Highlights

  Revenues increased 44.3% year-over-year to a record $46.8 million

  Gross profit increased 45.7% to $32.7 million over 2007, representing a gross margin of 70.0%

  Operating income increased 59.4%, from 2007 to $20.3 million, representing an operating margin of 43.5%

  Net income was up 46.5% year-over-year to $12.0 million, or $0.56 per diluted share

“We are pleased to report strong revenue and net income results for 2008,” said Mr. Chao Ming Zhao, CEO of China Biologic Products. “We believe that our significant operating leverage demonstrate the success of the marketing strategies that we implemented last year. More recently, we were pleased to announce that, our subsidiary, Shandong Taibang Biological Products Co. Ltd., has completed the government approval process for the transfer of 35% equity interest in Xi’an Huitian Blood Products Co., Ltd. We expected to close the Huitian acquisition, as well as the previously announced Qianfeng acquisition, in the near term. We expect that both of these acquisitions combined will transform China Biologic into the largest privately-held plasma-based biopharmaceutical company in China.”

During the fourth quarter of 2008, the Company achieved the following milestones:

  Entered into agreement to acquire 90% controlling interest in Chongqing Dalin Biologic Technologies Co., Ltd., which owns approximately 54% of the equity interest in Qianfeng Biological Products Co., Ltd., one of the largest plasma-based biopharmaceutical companies in Guiyang, Guizhou Province, China;

  Entered into agreement to acquire 35% of the equity interest in Xi’an Huitian Blood Products Co., Ltd., a biopharmaceutical company in Xi’an, Shaanxi Province, China; and

  Launched into international market with sales agreement to one of the largest authorized biopharmaceutical distributors in India.

2008 Results

Revenue for the full 2008 increased 44.3% to a record $46.8 million compared with $32.4 million in 2007. The increase in revenues for 2008 is primarily attributable to a general increase in the price of plasma-based products which was partially offset by the sales volume decrease except for human immunoglobulin, and the foreign exchange translation, which accounted for 12.5% of the increase. All of the Company’s approved products, except for human rabies immunoglobulin, recorded price increases ranging from 29.7% to 227.7% . During 2008, the SFDA implemented the new 90-day quarantine period on plasma raw material, effective July 1, 2008. This new measure further tightened the availability of raw material for production, and has adversely impacted the already short supply of plasma-based products. The price increase of plasma-based products between 2007 and 2008 was primarily attributable to the PRC government’s stringent control on the quality standard of the plasma-based production industry, which resulted in a shortage in the supply of finished products. China Biologic was able to adjust its production plan to take advantage of the limited market supply of plasma resources and realize higher profit margins by developing a portfolio of high margin products and increasing the yield per unit volume of plasma.

Sales breakdown of the Company’s major plasma-based products includes the approved human albumin products, which accounted for 57.8% of sales in 2008, as compared to 63.4% in 2007. Sales volume of human albumin products decreased by 7.4% while the average selling price increased by 29.7% . The Company’s approved human immunoglobulin for intravenous injection product represented 22.0% of revenues in 2008, as compared to 10.3% in 2007, and its sales volume and average selling price increased by 39.2% and 102.8%, respectively. The Company’s approved human hepatitis B immunoglobulin product represented 6.9% of revenues in 2008, as compared to 4.7% of revenues in 2007, and had a sales volume decrease of 41.7% .

Gross profit for 2008 was $32.7 million, up 45.7% from $22.5 million in 2007. Gross margin was 70.0% for the period ended December 31, 2008, compared to 69.3% for the 2007 period. The increase in the gross profit margin was primarily due to the increase in selling prices, as well as management’s ability to maintain efficiencies in the production process.

Operating expenses for 2008 rose 27.6% to $12.4 million and selling expenses decreased 50.1% to $2.2 million. The substantial decrease in selling expense reflects the normalization of the marketing strategy that the Company initiated in the third quarter of 2007. Due to those marketing efforts in 2007, the Company was able to obtain higher sales with substantially lower selling expenses in 2008. General and administrative expenses increased 65.2% to $7.7 million, as a result of an increase in personnel costs of $0.9 million, an increase in professional expenses related to the costs of being a public reporting company of $0.2 million, and the write off of $0.9 million in bad debt. Research and development expenses increased 91.5% to $1.2 million, as a result of the increase in the cost of research activities and the clinical trial of new products during the 2008 period. The increase in operating expenses was the result of non-cash employee compensation of $1.3 million due to options granted to employees and consultants under the Company’s 2008 Equity Incentive Plan. As a result, income from operations for the period was $20.3 million, up 59.4% from $12.8 million in 2007.

Provision for income taxes increased 121.6% to $4.6 million for 2008, from $2.1 million for the same period in 2007. The effective tax rate for 2008 was 23.1%, as compared to 16.9% in 2007.

Net income for 2008 was $12.0 million, up 46.5% from $8.2 million in 2007. Fully diluted earnings per share were $0.56 for 2008, compared to $0.37 in 2007.

Non-GAAP net income in 2008 was $13.3 million or $0.62 per fully diluted share, a 62.6% increase from net income of $8.2 million, or $0.37 per fully diluted share in 2007.*

* Excludes Stock Based Compensation (“SBC”). See Table 1 for a reconciliation of Net Income and EPS to exclude SBC

Financial Condition

As of December 31, 2008, the Company had $8.8 million in cash, approximately $6.3 million in working capital and a current ratio of 1.3. Shareholder’s equity at 2008 year-end was $37.8 million, compared to $22.4 million at the end of 2007. The Company generated $20.0 million in net cash from operating activities for the year ended December 31, 2008.

Recent Developments

(1)

The Company’s indirect majority-owned subsidiary, Shandong Taibang Biological Products Co. Ltd. (“Shandong Taibang”) was awarded the High-Technology Enterprise Certification by the provincial government in Shandong Province, which allows the Company to be taxed at the preferential income tax rate of 15% instead of at the regular 25% rate, for a period of 3 years commencing January 1, 2008.

(2)	One of China Biologic Products’ R&D projects, “High-Purity Human Albumin,” was listed in the National Torch Plan of China.

(3)	China Biologic Products completed the acquisition of a 35% interest in Xi’an Huitian Blood Products Co., Ltd. in March 2009.

Business Outlook

Commencing January of 2008, the SFDA implemented stricter pharmaceutical GMP inspection standards designed to intensify supervision of drug producers and ensure drug quality. The new inspection standards include 259 articles, up from 225 articles in the previous standards, covering areas such as the sourcing of raw materials, manufacturing processes, self-inspection processes at each stage of production and transportation. China Biologic’s newly constructed facility with 700 tons of annual production capacity for plasma-based products was certified to be in compliance with the new standards. The renewed GMP Certification replaces the current GMP certification for the production facility, which was renewed in 2004. The GMP certification is valid for five years following the date of issuance.

The plasma-based industry has been immune from the impact of the ongoing global financial crisis as the demand for the products has out-paced supply. As a result, the Company’s selling price, cost of revenue and operating expenses during 2008 were not impacted by the global financial turmoil.

Currently, China Biologic is the only approved manufacturer of plasma-based biopharmaceuticals in Shandong Province, which has a population of 93 million. China Biologic currently produces about 200 tons of plasma-based products per year and has 700 tons of annual production capacity. The Company is pursuing an aggressive acquisition strategy aimed at becoming the largest non-state-owned producer of plasma-based products in China.

On September 26, 2008, the Company agreed to acquire a 90% controlling interest in Chongqing Dalin Biologic Technologies Co., Ltd. (“Dalin”). Dalin owns 54% of the equity interest in Qianfeng Biological Products Co., Ltd. (“Qianfeng”), one of the largest plasma-based biopharmaceutical companies in China, located in Guiyang, Guizhou Province. The acquisition will increase plasma collection to almost double current levels and significantly increase the Company’s production capacity, and established market share in Guizhou Province. Qianfeng is one of the largest plasma-based biopharmaceutical companies in China and the only operating manufacturer in Guizhou Province, which has a population of 39 million. Qianfeng produces about 250 tons of products per year with annual production capacity of 400 tons. China Biologic believes that Qianfeng currently has approximately 9.5% market share in China, as compared to the Company’s 6.1%, which would result in a combined market share of approximately 15.6% . The Company believes that the top 6 largest plasma-based biopharmaceutical companies in China, including Qianfeng, have a total market share of approximately 50%.

On October 10, 2008, the Company entered into an agreement to acquire 35% of the equity interest in Xi’an Huitian Blood Products Co., Ltd. (“Huitian”), a biopharmaceutical company based in Xi’an, Shaanxi Province. The Company expects that the acquisition will enable it to increase plasma collection, add to production capacity and expand into Shaanxi Province, which has had historically high collection volumes. Huitian is the only biopharmaceutical manufacturer in Shaanxi Province, which has a population of 37 million. Huitian produces about 80 tons of plasma-based products per year and has 200 tons of annual production capacity. The Company believes that Huitian currently has approximately 1.2% market share in China, which would result in a combined market share of approximately 17% if the Dalin acquisition is also included.

Assuming the full year consolidation of the two acquisitions, management estimates revenues for 2009 will be in the range of $90 million to $100 million with net income between $18 million to $22 million, excluding stock based compensation.

“We are optimistic about 2009 following the closing of the Huitian acquisition and as we near completion of the Dalin acquisition,” remarked Mr. Zhao. “From our due diligence work, we see potential to achieve significant synergies and economies of scale. We expect that the acquisitions will help us to secure a greater supply of plasma, enhance our capacity utilization and achieve greater market share via geographic expansion.”

Non-GAAP reconciliation table

TABLE 1
CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE YEAR ENDED DECEMBER 31, 2008 AND 2007

Adjusted Net Income	Fiscal year ended December 31, 2008		Fiscal year ended December 31, 2007
Net Income (Loss) Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount - Non GAAP	13,297,398	0.62	8,179,376	0.37
Non-cash employee compensation (1)	1,311,727	0.06	-	-
Amount per consolidated statement of operations	11,985,671	0.56	8,179,376	0.37

(1) Both non-cash compensation expenses are in connection with adoption of the equity incentive plan granting share options on the Company's common stock to employees and directors

Use of Non-GAAP Financial Measures

GAAP results for the year ended December 31, 2008 include non-cash stock based compensation charges. To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of this item in this release. The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Biologic Products, Inc.

China Biologic Products, Inc., through its indirect majority-owned subsidiary Shandong Taibang, is currently the only plasma-based biopharmaceutical company approved by the government of Shandong Province, the second largest province with a population of 93 million. The company is engaged primarily in research, manufacturing, and sale of plasma-based biopharmaceutical products to hospitals and other health care facilities in China. Plasma-based Human Albumin is used mainly to increase blood volume while Immunoglobulin is used for disease prevention and treatment.

Safe Harbor Statement

This release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements,” including statements regarding: the Company’s proposed acquisitions and acquisition strategy and the benefits of proposed acquisitions, including the expected impact on the Company’s 2009 revenues and net income; the ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

– FINANCIAL TABLES FOLLOW –

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
REVENUES	$46,751,160	$32,398,669
COST OF SALES	14,040,602	9,945,921
GROSS PROFIT	32,710,558	22,452,748

OPERATING EXPENSES:
Selling expenses	2,212,073	4,434,721
General and administrative expenses	7,684,493	4,651,434
Research and development expenses	1,166,494	609,178
Stock-based compensation expenses (general and administrative)	1,311,727	-
TOTAL OPERATING EXPENSES	12,374,787	9,695,333

INCOME FROM OPERATIONS	20,335,771	12,757,415
OTHER EXPENSES (INCOME):
Equity in income of unconsolidated affiliate	(175,231)	-
Interest expense (income), net	373,497	88,686
Other expense (income), net	251,390	422,891
TOTAL OTHER EXPENSES (INCOME), NET	449,656	511,577

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST	19,886,115	12,245,838
PROVISION FOR INCOME TAXES	4,596,603	2,074,560
NET INCOME BEFORE MINORITY INTEREST	15,289,512	10,171,278
LESS MINORITY INTEREST	3,303,841	1,991,902
NET INCOME	11,985,671	8,179,376
OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain	2,144,091	1,490,409
COMPREHENSIVE INCOME	$14,129,762	$9,669,785
BASIC EARNINGS PER SHARE:
Weighted average number of shares	21,434,942	21,434,942
Earnings per share	$0.56	$0.38
DILUTED EARNINGS PER SHARE:
Weighted average number of shares	21,556,342	21,861,014
Earnings per share	$0.56	$0.37

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND 2007

ASSETS
	2008	2007
CURRENT ASSETS:
Cash	$8,814,616	$5,010,033
Note receivable	-	41,130
Accounts receivable, net of allowance for doubtful accounts of $1,268,052 and $1,238,772 as of December 31, 2008 and 2007, respectively	313,087	316,869
Dividend receivable	147,256	-
Other receivables	356,957	301,773
Other receivables- related party	-	413,697
Inventories	14,949,196	9,505,074
Prepayments and deferred expense	614,704	138,756
Total current assets	25,195,816	15,727,332
PLANT AND EQUIPMENT, net	19,299,364	15,434,124
OTHER ASSETS:
Investment in unconsolidated affiliate	6,533,977	-
Refundable deposit for potential acquisition	14,181,800	-
Prepayments-non-current	955,874	711,459
Long term prepayment – related party	-	516,456
Intangible assets, net	1,002,561	915,874
Total other assets	22,674,212	2,143,789
Total assets	$67,169,392	$33,305,245

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,481,889	$2,677,587
Notes payable	29,340	-
Short term loans - bank	-	685,500
Short term loan – minority shareholder	773,277	722,674
Other payables and accrued liabilities	3,962,931	1,200,068
Other payable - land use right	1,683	1,485
Distribution payable to minority shareholder	3,252,354	506,626
Customer deposits	1,091,792	398,794
Taxes payable	4,060,010	384,788
Investment payable	3,275,501	-
Total current liabilities	18,928,777	6,577,522

OTHER LIABILITIES:
Non-current other payable – land use right	323,707	304,086
Long term loan-bank	5,868,000	-
Total other liabilities	6,191,707	304,086
Total liabilities	25,120,484	6,881,608

COMMITMENTS AND CONTINGENCIES	-	142,120
MINORITY INTEREST	4,211,794	3,885,892

SHAREHOLDERS' EQUITY:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 21,434,942 shares issued and outstanding at December 31, 2008 and 2007	2,143	2,143
Paid-in-capital	10,700,032	9,388,305
Statutory reserves	6,989,801	3,934,703
Retained earnings	15,392,253	6,461,680
Accumulated other comprehensive income	4,752,885	2,608,794
Total shareholders' equity	37,837,114	22,395,625
Total liabilities and shareholders' equity	$67,169,392	$33,305,245

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,985,671	$8,179,376
Adjustments to reconcile net income to cash provided by operating activities:
Minority Interest	3,303,841	1,991,902
Depreciation	1,088,155	777,007
Amortization	61,095	91,965
Loss on disposal of equipment	214,663	245,042
Allowance for bad debt – accounts receivable	(56,462)	221,813
Allowance for bad debt – other receivables and prepayments	560,668	-
Impairment of assets	415,873	-
Stock based compensation	1,311,727	-
Equity in income of unconsolidated affiliate	(175,231)	-
Change in operating assets and liabilities:
Notes receivable	43,245	44,109
Accounts receivable	81,980	3,351,444
Other receivables	(33,462)	310,943
Other receivables – related party	1,442	(2,302)
Inventories	(4,695,495)	(2,845,676)
Prepayments and deferred expenses	(459,019)	599,238
Accounts payable	(376,527)	93,800
Other payables and accrued liabilities	2,695,860	(773,185)
Other payables –land use right	(37,308)	(1,346)
Customer deposits	653,514	2,679
Taxes payable	3,585,237	227,604
Contingent liability	(149,428)	136,491
Net cash provided by operating activities	20,020,039	12,650,904

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments to related party	-	(395,010)
Additions to plant and equipment	(4,033,667)	(7,715,142)
Additions to intangible assets	(83,259)	(234,120)
Payments for unconsolidated affiliate	(3,171,300)	-
Prepayments for potential acquisition	(14,181,800)	-
Advances on non-current assets	(270,119)	(381,996)
Advances on building purchase to related party	-	(496,001)
Proceeds from sales of equipment	73,641	11,455
Net cash used in investing activities	(21,666,504)	(9,210,814)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	28,830	-
Proceeds from short term loan	-	1,316,700
Payments on short term loan	(720,750)	(3,291,750)
Proceeds from long term loan	5,766,000	-
Payments on long term debt	-	(658,350)
Dividends paid to minority shareholders	(288,300)	(488,878)
Net cash provided by (used in) financing activities	4,785,780	(3,122,278)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	665,268	424,001

INCREASE IN CASH	3,804,583	741,813

CASH, beginning of year	5,010,033	4,268,220

CASH, end of year	$8,814,616	$5,010,033

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